UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2017

VALERITAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-198807	46-5648907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

+1-908-927-9920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 8, 2017, Valeritas Holdings, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) at which the Company’s stockholders approved certain proposals to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendments”) in order to effect (i) a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”) at a ratio in the range of 2-for-1 and up to 10-for-1, with such ratio to be subsequently determined in the discretion of the Company’s board of directors (the “Board”) and with such reverse stock split to be effected at such time and date, if at all, in its sole discretion (the “Reverse Split Proposal”), and (ii) an increase in the number of authorized shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”) the Company is authorized to issue from 10,000,000 to 50,000,000 (the “Preferred Increase Proposal”).

On March 8, 2017, following stockholder approval of the Reverse Split Proposal, the Board approved a reverse stock split of the Common Stock at a ratio of 8-for-1 (the “Approved Split”) to be effective upon approval of the Approved Split by the Financial Industry Regulatory Authority, Inc. (“FINRA”). On March 13, 2017, the Company received approval of the Approved Split from FINRA and proceeded to file with the Secretary of State of the State of Delaware the Charter Amendments to affect the Preferred Increase Proposal and the Approved Split. The Approved Split will be effective at 9:00 a.m. on March 15, 2017 (the “Effective Time”).

In connection with the Approved Split, the Charter Amendments provide that, among other things, at the Effective Time, every eight shares of the Company’s issued and outstanding Common Stock will automatically be combined into one issued and outstanding share of Common Stock, without any change in par value per share. As a result of the Approved Split, the number of issued and outstanding shares of Common Stock will be reduced from 13,127,311 shares to approximately 1,640,891 shares.

The new CUSIP number for the Common Stock following the Approved Split is “91914N 202.” As a result of the Approved Split, holders of “old” Common Stock prior to the Effective Time have the right to receive “new” shares of Common Stock at the ratio of one share of “new” Common Stock for every eight shares of “old” Common Stock. No fractional shares will be issued in connection with the Approved Split. Instead, holders of “old” shares of Common Stock who otherwise would have received fractional shares will receive an amount in cash equal to the value of such fractional shares based on the closing price of the Company’s Common Stock on the trading day immediately preceding the Effective Time. Each stockholder’s percentage ownership interest in the Company and the proportional voting power remain unchanged in connection with the Approved Split, except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of the Common Stock are unaffected by the Approved Split.

The foregoing summaries of the Charter Amendments are qualified in their entirety by reference to the Charter Amendments, which are attached to this Current Report on Form 8-K as Exhibit 3.1 and Exhibit 3.2 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Of the 13,148,811 shares outstanding as of February 13, 2017, the record date for the Special Meeting, 10,203,860 shares, or 78%, were present or represented by proxy at the Special Meeting. The following is a brief description of each matter voted upon at the Special Meeting, as well as the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter.

Proposal 1: The Reverse Split Proposal.

The Company’s stockholders approved the Reverse Split Proposal. The tabulation of votes on this matter was as follows: shares voted for: 10,156,799; shares voted against: 44,121; and shares abstaining and broker non-votes: 2,940.

Proposal 2: The Preferred Increase Proposal.

The Company’s stockholders approved the Preferred Increase Proposal. The tabulation of votes on this matter was as follows: shares voted for: 10,156,799; shares voted against: 46,621; and shares abstaining and broker non-votes: 440.

Proposal 3: To authorize an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of either Proposal 1 or Proposal 2.

The Company’s stockholders approved an authorization to adjourn the Special Meeting, if necessary, to solicit additional proxies if there were not sufficient votes in favor of either Proposal 1 or Proposal 2. The tabulation of votes on this matter was as follows: shares voted for: 10,159,939; shares voted against: 43,921; and shares abstaining and broker non-votes: 0. No adjournment of the Special Meeting was necessary.

Item 8.01.	Other Events.

On March 13, 2017, the Company issued a press release announcing the Approved Split. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amendment to Amended and Restated Certificate of Incorporation of Valeritas Holdings, Inc. regarding the Approved Split.

3.2	Amendment to Amended and Restated Certificate of Incorporation of Valeritas Holdings, Inc. regarding the Preferred Increase Proposal.

99.1	Press release, dated March 13, 2017.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to Amended and Restated Certificate of Incorporation of Valeritas Holdings, Inc. regarding the Approved Split.

3.2	Amendment to Amended and Restated Certificate of Incorporation of Valeritas Holdings, Inc. regarding the Preferred Increase Proposal.

99.1	Press release, dated March 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2017	VALERITAS HOLDINGS, INC.

	By:	/s/ John Timberlake
	Name:	John Timberlake
	Title:	Chief Executive Officer